CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in each Prospectus and Prospectus Supplement constituting part of this Post-Effective Amendment No. 4 to the Registration Statement No. 333-17663 on Form S-6 of (1) our report dated February 8, 1999 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1998, and
(2) our report dated February 8, 1999 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, which reports appear in such Prospectuses and Prospectus Supplement. We also consent to the references to us under the headings "Financial Statements of Separate Account FP and Equitable Life" in each Prospectus and "Financial Statements" in each Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP
------------------------------

PricewaterhouseCoopers LLP
New York, New York
April 29, 1999